Exhibit 10.83

Kevin Silva,
EVP and CHRO
Voya Financial®
230 Park Avenue
New York, NY 10169

August 6, 2015

Patricia J. Walsh
[HOME ADDRESS]

Dear Trish,

I am very pleased to extend a contingent offer of employment with Voya Financial®. The purpose of this letter is to set forth the provisions of our offer for the position of EVP, Chief Legal Officer. We ask that the provisions set forth remain confidential and, unless otherwise directed, any questions you have regarding these provisions should be discussed with me.

Please note that conditions (e.g. background, references, licenses) for employment are discussed in the contingencies" sections below.

Employer Entity: The official name of your employer is Voya Services Company (“Company”). The employer's main office is located at 5780 Powers Ferry Road, Atlanta, GA 30327, (770) 980-5100.

Start Date/Location: Your start date will be mutually agreed upon, but no later than Sep 8th, 2015. You will work in the Voya office currently located at 230 Park Ave, New York, NY 10169.

Base Salary: Your annual base salary will be $525,000, payable semi-monthly on the 15th and last day of each month. If the 15th or last day of the month falls on a day in which banks are closed, you will be paid on the business day before in accordance with the Company's regular payroll practices. As an exempt employee, you are not eligible for overtime compensation over 40 hours per week. You will be scheduled for a performance review at our common anniversary date of March 2016, and annually thereafter. The Company reserves the right to review and adjust compensation to reflect what is appropriate for each position and consistent with your performance. No minimum wage allowances will be deducted from your pay.

Incentive Compensation Plan: You will be eligible to participate in the Incentive Compensation Plan (ICP) starting on your hire date. Based on the achievement of business and individual objectives, you will be eligible for a full-year bonus for 2015. Bonuses are typically paid in the March following the performance year. Your target bonus incentive is 95% of your year-end base salary. Please note that ICP awards are not guaranteed. The ICP is a discretionary plan and the Company reserves the right to modify or discontinue the terms of the ICP at any time, including but not limited to mandating a partial deferral of any award.

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August 6, 2015

Long-Term Incentive Awards: You will be eligible to receive long-term incentive awards under the same terms and conditions as similarly situated employees starting in March 2016. Your target award value will be 150% of your annual base salary. You will be eligible for a full-year award for 2015. Awards are reviewed each year and are not guaranteed; therefore participation is at the discretion of the Company. Further details regarding long-term incentive awards will be provided once you are granted an award.

Stock Ownership Requirements: The Compensation and Benefits Committee of Voya's Board of Directors recently established Executive Stock Ownership Guidelines for its Leaders Council members and other select leaders. As a Leaders Council member, you are covered by these Guidelines and will be required to own three times your base salary. The Guideline must be met within five years of the start of your employment. During the phase-in period, you will be required to retain 50% of the net after-tax shares received upon the vesting of all equity awards granted to you after your hire date (Net Share Retention Requirement). Following the initial phase-in period, if you at any time fail to meet the Guidelines (either due to sales or due to a declining share price), the Net Share Retention Requirement will be 100%. Please refer to Voya's Executive Stock Ownership Guidelines for full details.

Sign-on Bonus: You will receive a one-time cash bonus payment of $525,000 less applicable taxes, payable no later than the sixty (60) days after your start date. If you voluntarily leave or are terminated for cause, as determined by the Company, within twelve months of your start date, you will be required to repay the full amount of this sign-on bonus.

Additionally, you will receive a one-time cash bonus payment of $175,000 less applicable taxes, payable in March of 2016 to replace the value of your annual incentive award that otherwise would have been paid by your previous employer. If you voluntarily leave or are terminated for cause, as determined by the Company, within twelve months of the payment date of this cash bonus payment, you will be required to repay a prorated portion of the installment. The repayment amount will be determined by multiplying the installment amount paid and a fraction, the numerator of which is the number of months remaining in the twelve month period and the denominator of which is twelve.

Special Restricted Cash Award: You will receive one special restricted cash award, in the amount of $1,000,000 to replace the value of your long term incentive award that otherwise would have been vested by your previous employer. The award will be payable in three (3) installments of $333,333.33 in May 2016, May 2017, May 2018. Payments will be subject to applicable taxes and withholdings. If you voluntarily leave or are terminated for cause, as determined by the Company, within twelve months of the payment date of any and each of the installments, you will be required to repay a prorated portion of the cash award installment(s). The repayment amount will be determined by multiplying the installment amount paid and a fraction, the numerator of which is the number of months remaining in the twelve month period and the denominator of which is twelve.

One-time Restricted Stock Unit Award: You will receive a one-time Restricted Stock Unit (RSU) award with an initial grant value of $1,000,000. The award will vest 1/3 per year beginning one year after the date of grant. The award will be granted pursuant to the 2014 Omnibus Employee Incentive Plan, with additional terms and conditions, including a vesting schedule, to be set forth in an award agreement to be entered into between you and the Company. The grant, which is subject to approval by the Compensation and Benefits Committee of Voya's

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August 6, 2015

Board of Directors and conditioned upon your execution of the award agreement, will generally be made within 90 days of your start date subject to Compensation and Benefit Committee approval prior to the grant date. The number of RSUs granted by the award will the calculated by dividing the grant value by the closing price on the New York Stock Exchange of one share of Company stock (ticker: VOYA) on the grant date. You will receive more information about this award once your employment has commenced.

Deferred Compensation Savings Plan: You will be eligible to participate in the Company's Deferred Compensation Savings Plan (DCSP) effective on your date of hire. If you would like to receive a copy of the plan details and enrollment materials please contact Paula Ward at (770) 933-3639. You must return your enrollment forms to the benefits department within 30 days of your date of hire to participate in calendar years 2015 and/or 2016. Deferral elections will begin as soon as administratively possible once you have received an approval confirmation.

Pension Plan: You will be eligible to participate in the Voya Retirement Plan ("Pension Plan”). The Pension Plan is a defined benefit retirement plan that is funded by the Company and does not require employee contributions. Eligible employees, (generally, any part-time or full time employees excluding temporaries) will enter the Pension Plan on their date of hire and will accrue benefits under a cash balance pension formula which credits an amount equal to 4% of your eligible pay to a notional account each month. Interest is credited monthly based on a 30 year U.S. Treasury securities bond rate published by the IRS in the preceding August of each year. You are vested in this benefit after three calendar years of employment in which you work at least 1000 hours per calendar year. For more information regarding this benefit please consult the Retirement Plan Summary Plan Description found on Voya 360°. Once you have received your first pay check you can go on-line at www.yourbenefitsresources.com/voya and view your pension benefits.

401(k) Savings Plan: Under the Voya 401(k) Savings Plan ("Savings Plan”), the Company will match 100% of the first 6% of eligible compensation that you contribute to the Savings Plan, subject to IRS limitations. You may enroll in the Savings Plan as soon as the plan administrator receives your payroll data (usually 1 week of your hire date). If you do not actively enroll or waive enrollment within your first 60 days of employment, you will be automatically enrolled in the Savings Plan with a pre-tax contribution rate equal to 3% of your eligible compensation and your contribution rate will automatically be increased by 1% each March until it reaches 6%. You may change your contribution rate and investment elections at any time. The Company's matching contributions are made when your contributions are made. The Savings Plan also accepts rollovers from any other qualified plan at any time. You will receive additional information about the Savings Plan, including investment options and enrollment instructions shortly after your date of hire.

Welfare Benefits: The Company offers flexible benefits plans that you can use to build a benefits package that meets your needs (e.g., medical, dental, vision, life insurance, etc.). Basic company-provided benefits become effective immediately on your date of hire. Elective benefits such as medical, dental, vision and other supplemental coverage options, become effective upon your date of hire provided you make your elections within 30 days of your hire date. Detailed benefits information is located on Voya 360° and a personalized worksheet with instructions on how to enroll in benefits will be mailed to you at your home address as soon as you come on board.

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August 6, 2015

Paid Time-Off (PTO) Bank: Under current Company policy, new employees earn an annual PTO Bank of 224 hours (28 days), prorated based upon date of hire. The PTO Bank shall be used for absences for vacation, personal time, family illness and individual sick days.

Changes to Benefit Programs: The benefit programs described on the Company's pre-boarding site may be changed by the Company, in whole or in part, at any time, with or without notice to you. Your participation in any benefit programs does not ensure your continued employment or the right to any benefits, except as specifically provided in any Company benefit plan.

Worker’s Compensation Insurance Carrier Information: Workers' Compensation Insurance Carrier: AIG, P.O. Box 1821, Alpharetta, GA 30023-1821 - Telephone: 800-448-9707. For any inquiries regarding Benefits and Pay please contact Voya, 5780 Powers Ferry Road, Atlanta, GA 30327 - HR - (800) 555-1899.

Fingerprinting: Fingerprinting may be required for certain employees in order to comply with government agency rules and regulations. If you are subject to the fingerprinting requirement, further information will be provided to you.

Confidentiality of Information: In the performance of your duties on behalf of the Company, you will have access to, receive and be entrusted with confidential information regarding the Company, its affiliates and their clients. All such confidential information is to be held in strictest confidence and, except in the performance of your duties on behalf of the Company, you shall not directly or indirectly disclose or use any such confidential information. This information shall be and remain the Company's sole and exclusive property. Upon termination of your employment, or whenever requested by the Company, you shall promptly deliver to the Company any and all confidential information or other Company property in your possession or under your control.

Contingencies: This offer is contingent upon: (i) verification of your references; (ii) successful completion of a background check; (iii) successful passing of a pre-employment drug screening test; (iv) verification of your eligibility to work in the U.S.; (v) execution of the Mutual Agreement to Arbitrate Claims; and (vi) if applicable, successful completion of the U-4 application. Federal law requires all new employees to demonstrate their identity and authorization to work in this country by presenting documents listed on the Employment Eligibility Verification Form I-9. The Mutual Agreement to Arbitrate Claims is an agreement between you and the Company to resolve disputes through arbitration.

Employment at Will: This letter is not intended to create an employment contract, and the terms and conditions of your employment may be changed at the Company's discretion. Employment with the Company is on an at-will basis. This means that you are not employed for any set period of time, and you or the Company may terminate your employment at any time, for any reason.

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August 6, 2015

We are pleased to present the contingent offer above. Please indicate your acceptance with the terms of this letter by signing below and returning one signed copy to me within three (3) days via fax or email Fax#: (860) 580-4856 / E-Mail: linda.terry@voya.com. Please contact Rod Martin directly if you have any questions at (212) 309-5992. We look forward to having you as part of the Voya Team.

Sincerely,

/s/ Kevin Silva
Kevin Silva
EVP and CHRO

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August 6, 2015

Enclosures

Acknowledgement of pay information
I acknowledge that the section “Base Salary” has notified me of my pay rate, overtime rate (if eligible), allowances, and designated pay day on the date given below.

I acknowledge this pay information has been given to me in English because it is my primary language.

If my primary language is Chinese, Haitian-Creole, Korean, Polish, Russian, Spanish or other, I will notify HR so that this pay information may be provided in my primary language.

Agreed to and accepted by:

/s/ Patricia J. Walsh        08/06/2015
Signature            Date

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